CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Bear Market Performance Leveraged Upside Securities due 2010	$3,614,000	$201.66

November 2009 Pricing Supplement No. 225 Registration Statement No. 333-156423 Dated November 6, 2009 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due December 16, 2010
Performance Leveraged Upside SecuritiesSM

The Bear Market PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment of only 20% of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, you will receive, for each stated principal amount of Bear Market PLUS that you hold, an amount in cash that may be more or less than the stated principal amount based inversely upon the closing value of the underlying index on the valuation date.  All payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	December 16, 2010
Underlying index:	NASDAQ-100 Index®
Aggregate principal amount:	$3,614,000
Payment at maturity:	▪	If the final index value is less than the initial index value, $10 + enhanced downside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final index value is greater than or equal to the initial index value, $10 – upside reduction amount In no event will the payment at maturity be less than the minimum payment at maturity.
Enhanced downside payment:	$10 x leverage factor x index percent decrease
Upside reduction amount:	$10 x index percent increase
Index percent decrease:	(initial index value – final index value) / initial index value
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,730.76, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	December 13, 2010, subject to adjustment for certain market disruption events
Leverage factor:	300%
Maximum payment at maturity:	$11.825 per Bear Market PLUS (118.25% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS (see “Commissions and Issue Price” below)
Pricing date:	November 6, 2009
Original issue date:	November 16, 2009 (5 business days after the pricing date)
CUSIP:	617484563
ISIN:	US6174845635
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)(2)	Proceeds to Company
Per Bear Market PLUS	$10	$0.15	$9.85
Total	$3,614,000	$54,210	$3,559,790
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Bear Market PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Bear Market PLUS.  Please see “Syndicate Information” on page 4 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.
The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary. See “Supplemental information regarding plan of distribution; conflicts of interest.”
The Bear Market PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for PLUS dated August 20, 2009
Prospectus dated December 23, 2008

THE BEAR MARKET PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due December 16, 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Bear Market PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment of only 20% of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive, for each stated principal amount of Bear Market PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based inversely upon the closing value of the underlying index at maturity.  The Bear Market PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
November 6, 2009	November 16, 2009 (5 business days after the pricing date)	December 16, 2010, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying index:	NASDAQ-100 Index®
Underlying index publisher:	The NASDAQ OMX Group, Inc. and any successor thereof
Aggregate principal amount:	$3,614,000
Issue price:	$10 per Bear Market PLUS (See "Syndicate Information" on page 4)
Stated principal amount:	$10 per Bear Market PLUS
Denominations:	$10 per Bear Market PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bear Market PLUS
Payment at maturity:	▪	If the final index value is less than the initial index value, $10 + enhanced downside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final index value is greater than or equal to the initial index value, $10 – upside reduction amount In no event will the payment at maturity be less than the minimum payment at maturity.
Enhanced downside payment:	$10 x leverage factor x index percent decrease
Leverage factor:	300%
Index percent decrease:	(initial index value – final index value) / initial index value
Upside reduction amount:	$10 x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,730.76, which is the index closing value on the pricing date as published under Bloomberg ticker symbol “NDX”
Final index value:	The index closing value on the valuation date as published under Bloomberg ticker symbol “NDX” or any successor symbol
Valuation date:	December 13, 2010, subject to adjustment for certain market disruption events
Maximum payment at maturity:	$11.825 per Bear Market PLUS (118.25% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Bear Market PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 7.

November 2009	Page 2

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due December 16, 2010
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
CUSIP:	617484563
ISIN:	US6174845635
Minimum ticketing size:	100 Bear Market PLUS
Tax considerations:
Although the issuer believes that, under current law, the Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

Assuming this treatment of the Bear Market PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the Bear Market PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bear Market PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Bear Market PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Bear Market PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Investors should note that the accompanying prospectus supplement for PLUS does not address the tax consequences to an investor holding the Bear Market PLUS as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of the NASDAQ-100 Index or any component thereof should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Bear Market PLUS (including the potential application of the “straddle” rules).

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Bear Market PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Bear Market PLUS by taking positions in futures and options contracts on the underlying index. Such activities could have decreased the value of the underlying index, and therefore the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Bear Market PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

November 2009	Page 3

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due December 16, 2010
Performance Leveraged Upside SecuritiesSM

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.
Supplement information regarding plan of distribution; conflicts of interest:
The agent expects to distribute the Bear Market PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the Bear PLUS	Selling concession	Principal amount of Bear PLUS for any single investor
$10.00	$0.15	<$1MM
$9.975	$0.125	≥$1MM and <$3MM
$9.9625	$0.1125	≥$3MM and <$5MM
$9.95	$0.10	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Bear PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Bear Market PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2009	Page 4

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due December 16, 2010
Performance Leveraged Upside SecuritiesSM

How Bear Market PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS based on the following terms:

Stated principal amount:	$10 per Bear Market PLUS
Leverage factor:	300%
Maximum payment at maturity:	$11.825 per Bear Market PLUS (118.25% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)

Bear Market PLUS Payoff Diagram

How it works

▪
If the final index value is less than the initial index value, then investors receive the $10 stated principal amount plus 300% of the decline in the underlying index over the term of the Bear Market PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of approximately 93.9167% of the initial index value.

▪	If the underlying index depreciates 4%, the investor would receive a 12% return, or $11.20.

▪	If the underlying index depreciates 20%, the investor would receive only the maximum payment at maturity of 118.25% of the stated principal amount, or $11.825.

▪
If the final index value is greater than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% increase in the underlying index, subject to the minimum payment at maturity of $2.00.

▪	If the underlying index appreciates 10%, the investor would lose 10% of their principal and receive only $9 per Bear Market PLUS at maturity, or 90% of the stated principal amount.

▪	If the underlying index appreciates 90%, the investor would receive the minimum payment at maturity of 20% of the stated principal amount, or $2.00.

November 2009	Page 5

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due December 16, 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is less than the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    +    enhanced downside payment,

subject to a maximum payment at maturity of $11.825, or 118.25% of the stated principal amount of $10 for each Bear Market PLUS,

where,

enhanced downside payment   =   $10    ×    300%    ×    index percent decrease

and

If the final index value is greater than or equal to the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    –    upside reduction amount

subject to a minimum payment at maturity of $2.00, or 20% of the stated principal amount of $10 for each Bear Market PLUS,

where,

upside reduction amount   =   $10    ×    index percent increase

and

Because the upside reduction amount will be greater than or equal to $0, the payment at maturity in this case will be less than or equal to $10, subject to the minimum payment at maturity.

November 2009	Page 6

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due December 16, 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-19 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Bear Market PLUS.

▪
Bear Market PLUS do not pay interest and provide for a minimum payment at maturity of only 20% of principal.  The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS do not pay interest and provide for a minimum payment of only 20% of the stated principal amount at maturity.  If the final index value is greater than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the value of the underlying index at maturity above the initial index value, subject to the minimum payment at maturity.

▪
Appreciation potential is limited.  The appreciation potential of Bear Market PLUS is limited by the maximum payment at maturity of $11.825, or 118.25% of the stated principal amount.  Although the leverage factor provides 300% exposure to any decline in the value of the underlying index at maturity below the initial index value, because the payment at maturity will be limited to 118.25% of the stated principal amount for the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value decreases by approximately 6.0833% from the initial index value.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.

▪
The Bear Market PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Bear Market PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Bear Market PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Bear Market PLUS.

▪
Not equivalent to investing in or taking a short position with respect to the underlying index.  Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying index or its component stocks.  Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Bear Market PLUS.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Bear Market PLUS, as well as the cost of hedging our obligations under the Bear Market PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

November 2009	Page 7

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due December 16, 2010
Performance Leveraged Upside SecuritiesSM

▪
The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Bear Market PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Bear Market PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Bear Market PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

▪
The Bear Market PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Bear Market PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Bear Market PLUS.  MS & Co. may, but is not obligated to, make a market in the Bear Market PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Bear Market PLUS, it is likely that there would be no secondary market for the Bear Market PLUS.  Accordingly, you should be willing to hold your Bear Market PLUS to maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Bear Market PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the Bear Market PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and, therefore, could have decreased the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Bear Market PLUS.  Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

November 2009	Page 8

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due December 16, 2010
Performance Leveraged Upside SecuritiesSM

▪
Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Bear Market PLUS.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value and calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

November 2009	Page 9

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due December 16, 2010
Performance Leveraged Upside SecuritiesSM

Information about the NASDAQ-100 Index®

The NASDAQ-100 Index®.  The NASDAQ-100 Index®, which is determined and calculated by The NASDAQ OMX Group, Inc., is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC.  The NASDAQ-100 Index® constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups.  At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index® component security, multiplied by each such security’s respective last sale price on the NASDAQ (which may be the official closing price published by the NASDAQ), and divided by a scaling factor, which becomes the basis for the reported NASDAQ-100 Index® value.  For additional information about the NASDAQ-100 Index®, see the information set forth under “Annex A––Underlying Indices and Underlying Index Publishers Information— NASDAQ-100 Index®” in the accompanying prospectus supplement for PLUS.

License Agreement between The NASDAQ OMX Group, Inc. and Morgan Stanley.
The “Nasdaq®”, “NASDAQ-100®”, and “NASDAQ-100 Index®” are trademarks of The NASDAQ OMX Group, Inc., which with its affiliates we refer to as NASDAQ OMX, and have been licensed for use by Morgan Stanley.  See “Annex A––Underlying Indices and Underlying Index Publishers Information— NASDAQ-100 Index®” in the accompanying prospectus supplement for PLUS.  The Bear Market PLUS have not been passed on by NASDAQ OMX as to their legality or suitability.  The Bear Market PLUS are not issued, endorsed, sold or promoted by NASDAQ OMX.  NASDAQ OMX makes no warranties and bears no liability with respect to the Bear Market PLUS.

November 2009	Page 10

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due December 16, 2010
Performance Leveraged Upside SecuritiesSM

Historical Information
The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2004 through November 6, 2009.  The graph following the table sets forth the daily closing values of the underlying index for the same period.  The closing value of the underlying index on November 6, 2009 was 1,730.76.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.
NASDAQ-100 Index®	High	Low	Period End
2004
First Quarter	1,553.66	1,370.04	1,438.41
Second Quarter	1,516.64	1,379.90	1,516.64
Third Quarter	1,489.57	1,304.43	1,412.74
Fourth Quarter	1,627.46	1,425.21	1,621.12
2005
First Quarter	1,603.51	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter	1,846.34	1,712.94	1,772.36
Second Quarter	1,944.37	1,773.33	1,934.10
Third Quarter	2,096.39	1,846.09	2,091.11
Fourth Quarter	2,238.98	1,982.16	2,084.93
2008
First Quarter	2,051.76	1,673.03	1,781.93
Second Quarter	2,055.11	1,790.93	1,837.09
Third Quarter	1,964.38	1,496.15	1,594.63
Fourth Quarter	1,563.80	1,036.51	1,211.65
2009
First Quarter	1,281.65	1,043.87	1,237.01
Second Quarter	1,501.55	1,252.51	1,477.25
Third Quarter	1,734.09	1,404.78	1,718.99
Fourth Quarter (through November 6, 2009)	1,763.15	1,662.49	1,730.76

NASDAQ-100 Index® Historical Performance – Daily Closing Values January 1, 2004 to November 6, 2009

November 2009	Page 11

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due December 16, 2010
Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for PLUS dated August 20, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

November 2009	Page 12